As filed with the Securities and Exchange Commission on November 2, 2011.
Registration Statement No. 333-177259
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARMSTRONG ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1221	20-8015664
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri 63105
(314) 721-8202
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Martin D. Wilson
Armstrong Energy, Inc.
7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri 63105
(314) 721-8202
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David W. Braswell, Esq.	D. Rhett Brandon, Esq.
Armstrong Teasdale LLP	Simpson Thacher & Bartlett LLP
7700 Forsyth Boulevard, Suite 1800	425 Lexington Avenue
St. Louis, Missouri 63105	New York, New York 10017
(314) 552-6631	(212) 455-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement is declared effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Calculation of Registration Fee

		Proposed	Proposed
		Maximum	Maximum
	Amount to be	Offering Price	Aggregate	Amount of
Title of Securities to be Registered	Registered(1)	Per Share	Offering Price(1)	Registration Fee
Common Stock, par value $0.01 per share			$69,000,000.00	$7,907.40

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-177259) of Armstrong Energy, Inc. is being filed solely for the purpose of filing Exhibit 16.2. Other than the filing of Exhibit 16.2 and corresponding changes to the Exhibit Index and signature pages, the remainder of the Registration Statement is unchanged.

PART II:
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable solely by Armstrong Energy, Inc. (the “Company”) and expected to be incurred in connection with the offer and sale of the securities being registered. All amounts are estimates, except the SEC registration fee and the FINRA filing fee.

Amount to be Paid

SEC registration fee	$7,907.40
FINRA filing fee	$7,400.00
Blue sky fees and expenses*
Nasdaq listing fee*
Printing and engraving expenses*
Legal fees and expenses*
Accounting fees and expenses*
Transfer agent fees*
Miscellaneous*
Total*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers

Section 145 of the DGCL permits a Delaware corporation to indemnify its officers, directors and other corporate agents to the extent and under the circumstances set forth therein.

Our amended and restated certificate of incorporation and bylaws provide that, to the fullest extent permitted by the DGCL, directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of duty as a director. Pursuant to Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation eliminates the personal liability of a director to us or our shareholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities:

•	for any breach of the director’s duty of loyalty to us or our shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL; and

•	for any transaction from which the director derived an improper personal benefit.

Pursuant to our amended and restated certificate of incorporation, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company, or serves, in any capacity, any corporation, partnership or other entity in which the Company has a partnership or other interest, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The Company may provide indemnification to employees or agents of the

Company with the same scope and effect as the foregoing indemnification of directors and officers. These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The above discussion of Section 145 of the DGCL and of our amended and restated certificate of incorporation and bylaws is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the DGCL, our amended and restated certificate of incorporation and our bylaws.

As permitted by Section 145 of the DGCL, we intend to carry primary and excess insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under the policies, the insurer, on our behalf, may also pay amounts for which we granted indemnification to our directors and officers.

Item 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, Armstrong Energy, Inc.’s predecessor, Armstrong Land Company, LLC (“Armstrong Land”), issued the following securities that were not registered under the Securities Act:

1. On October 1, 2008, Armstrong Land issued 925,000 shares of common stock to Yorktown Energy Partners VIII, L.P. in consideration of $10,000,000. These shares were issued in a transaction exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

2. On February 10, 2009, Armstrong Land issued 1,850,000 shares of common stock to Yorktown Energy Partners VIII, L.P. in consideration of $20,000,000. These shares were issued in a transaction exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

3. On May 6, 2009, Armstrong Land issued (i) 1,850,000 shares of common stock 200,000 units of membership interest to Yorktown Energy Partners VIII, L.P., (ii) 23,125 shares of common stock to James H. Brandi and (iii) 4,625 shares of common stock to LucyB Trust in consideration of $20,300,000 in the aggregate, $125,000 of which was evidenced by a non-recourse promissory note executed by Mr. Brandi and secured by a pledge of the shares purchased by Mr. Brandi. These units were issued in a transaction exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

4. On September 15, 2009, Armstrong Land issued 1,387,500 shares of common stock to Yorktown Energy Partners VIII, L.P. in consideration of $15,000,000. These shares were issued in a transaction exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

5. On January 1, 2010, Armstrong Land issued 18,500 shares of restricted stock to one of its employees. These shares were issued in a transaction exempt from the registration requirements of the Securities Act under Rule 701, promulgated under the Securities Act.

6. On August, 16, 2010, Armstrong Land issued 16,650 shares of restricted stock to one of its employees. These shares were issued in a transaction exempt from the registration requirements of the Securities Act under Rule 701, promulgated under the Securities Act.

7. On June 1, 2010 Armstrong Land issued 83,250 shares of restricted stock to certain of its employees. These shares were issued in a transaction exempt from the registration requirements of the Securities Act under Rule 701, promulgated under the Securities Act.

8. On August 9, 2011, Armstrong Land issued (i) 37,024 shares of common stock to John Stites and (ii) 78,394 shares of common stock to Hutchinson Brothers, LLC. $452,000 of the consideration was paid by non-recourse promissory notes secured by a pledge of the shares purchased, and the balance was evidenced by the contribution to Armstrong Land of minority interests in subsidiaries of Armstrong Land. These shares were issued in a transaction exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

9. On September 21, 2011 Armstrong Land issued 9,250 shares of common stock to one of its employees. These shares were issued in a transaction exempt from the registration requirements of the Securities Act under Rule 701, promulgated under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

None.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons pursuant to the provisions described in Item 14 above, or otherwise, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

We hereby undertake that:

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Armstrong Energy, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on November 2, 2011.

ARMSTRONG ENERGY, INC.

By:	/s/ Martin D. Wilson
Martin D. Wilson
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 2, 2011.

Signature	Title

* J. Hord Armstrong, III	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Martin D. Wilson Martin D. Wilson	President and Director

* J. Richard Gist	Senior Vice President, Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)

* Anson M. Beard, Jr.	Director

* James C. Crain	Director

* Richard F. Ford	Director

* Bryan H. Lawrence	Director

* Greg A. Walker	Director

*By: /s/ Martin D. Wilson Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement.
3	.1**	Certificate of Conversion of Armstrong Land Company, LLC to Armstrong Land Company, Inc., effective as of October 1, 2011.
3	.2**	Certificate of Incorporation of Armstrong Land Company, Inc., effective as of October 1, 2011.
3	.3**	Certificate of Amendment to Certificate of Incorporation of Armstrong Land Company, Inc., effective as of October 5, 2011.
3	.4**	Bylaws of Armstrong Energy, Inc., effective as of October 1, 2011.
4	.1*	Agreement to Enter into Voting and Stockholders Agreement by and among Armstrong Energy, Inc., J. Hord Armstrong, III, Martin D. Wilson, Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P., Yorktown Energy Partners VIII, L.P., James H. Brandi, LucyB Trust, Lorenzo Weisman/Danielle Weisman Joint Ownership with Right of Survivorship, Brim Family 2004 Trust, Franklin W. Hobbs IV, Hutchinson Brothers, LLC and John H. Stites, III, dated as of October 1, 2011.
5	.1*	Form of Opinion of Armstrong Teasdale LLP.
10	.1**	Credit Agreement by and among Armstrong Coal Company, Inc., Armstrong Land Company, LLC, Western Mineral Development, LLC, Western Diamond, LLC, Western Land Company, LLC and Elk Creek, L.P., as Borrowers, the Lenders party thereto, The Huntington National Bank, as Syndication Agent, Union Bank, N.A. as Documentation Agent and PNC Bank, National Association, as Administrative Agent, dated as of February 9, 2011.
10	.2**	First Amendment to Credit Agreement by and among Armstrong Coal Company, Inc., Armstrong Land Company, LLC, Western Mineral Development, LLC, Western Diamond, LLC, Western Land Company, LLC and Elk Creek, L.P., as Borrowers, the Guarantors party thereto, the financial institutions party thereto and PNC Bank, National Association, as Administrative Agent, dated as of July 1, 2011.
10	.3**	Second Amendment to Credit Agreement by and among Armstrong Coal Company, Inc., Armstrong Land Company, LLC, Western Mineral Development, LLC, Western Diamond, LLC, Western Land Company, LLC and Elk Creek, L.P., as Borrowers, the Guarantors party thereto, the financial institutions party thereto and PNC Bank, National Association, as Administrative Agent, dated as of September 29, 2011.
10	.4**	Coal Mining Lease between Alcoa Fuels, Inc. and Armstrong Coal Company, Inc., dated as of October 27, 2010.
10	.5*	Contract for Purchase and Sale of Eastern Coal by and between Tennessee Valley Authority and Armstrong Coal Company, Inc., dated as of November 30, 2007.
10	.6*	Tennessee Valley Authority Coal Acquisition & Supply Contract Supplement No. 1, dated as of July 29, 2008.
10	.7*	Tennessee Valley Authority Coal Acquisition & Supply Contract Supplement No. 2, dated as of July 29, 2008.
10	.8*	Tennessee Valley Authority Coal Acquisition & Supply Contract Supplement No. 3, dated as of November 12, 2008.
10	.9*	Tennessee Valley Authority Coal Acquisition & Supply Contract Supplement No. 4, dated as of December 11, 2008.
10	.10*	Tennessee Valley Authority Coal Acquisition & Supply Contract Supplement No. 5, dated as of February 12, 2009.
10	.11*	Tennessee Valley Authority Coal Acquisition & Supply Contract Supplement No. 6, dated as of October 9, 2009.
10	.12*	Tennessee Valley Authority Coal Acquisition & Supply Contract Supplement No. 7, dated as of December 29, 2009.
10	.13*	Tennessee Valley Authority Coal Supply & Origination Contract Supplement No. 8, dated as of May 25, 2011.

Exhibit
Number		Description

10	.14*	Tennessee Valley Authority Coal Supply & Origination Contract Supplement No. 9, dated as of August 9, 2011.
10	.15*	Coal Supply Agreement by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, effective as of January 1, 2008.
10	.16*	Amendment No. 1 to Coal Supply Agreement by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, effective as of July 1, 2008.
10	.17*	Amendment No. 2 to Coal Supply Agreement by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, effective as of December 22, 2009.
10	.18*	Letter Agreement by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, dated December 8, 2008.
10	.19*	Letter Agreement by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, dated April 1, 2009.
10	.20*	Settlement Agreement and Release by and between Louisville Gas and Electric Company and Kentucky Utilities Company and Armstrong Coal Company, Inc., dated as of December 22, 2009.
10	.21*	Coal Supply Agreement by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, effective as of December 22, 2009.
10	.22*	Coal Supply Agreement by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, effective as of January 1, 2012.
10	.23*	Fuel Purchase Order by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, dated July 1, 2008.
10	.24*	Amendment No. 1 to Fuel Purchase Order dated July 1, 2008 by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, dated July 28, 2008.
10	.25*	Fuel Purchase Order by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, dated January 1, 2010.
10	.26**†	Letter Agreement between Armstrong Land Company, LLC and J. Richard Gist, dated as of September 14, 2009.
10	.27**†	Employment Agreement by and between Armstrong Energy, Inc. and J. Richard Gist, dated as of October 1, 2011.
10	.28**†	Employment Agreement by and between Armstrong Energy, Inc. and J. Hord Armstrong, III, dated as of October 1, 2011.
10	.29**†	Employment Agreement by and between Armstrong Energy, Inc. and Martin D. Wilson, dated as of October 1, 2011.
10	.30**†	Employment Agreement by and between Armstrong Coal Co. and Kenneth E. Allen, dated as of June 1, 2007.
10	.31**†	Employment Agreement by and between Armstrong Coal Co. and David R. Cobb, dated as of January 19, 2007.
10	.32**†	Unit Repurchase Agreement by and between Armstrong Land Company, LLC and J. Hord Armstrong, III, dated as of September 30, 2011.
10	.33**†	Unit Repurchase Agreement by and between Armstrong Land Company, LLC and Martin D. Wilson, dated as of September 30, 2011.
10	.34**†	Form of Director Indemnification Agreement.
10	.35**†	Armstrong Energy, Inc. 2011 Long-Term Incentive Plan.
10	.36**†	Restricted Stock Unit Award Agreement between Armstrong Land Company, LLC and David Cobb, dated as of June 1, 2011.
10	.37**†	Restricted Stock Unit Award Agreement between Armstrong Land Company, LLC and J. Hord Armstrong, III, dated as of June 1, 2011.

Exhibit
Number		Description

10	.38**†	Restricted Stock Unit Award Agreement between Armstrong Land Company, LLC and Kenny Allen, dated as of June 1, 2011.
10	.39**†	Restricted Stock Unit Award Agreement between Armstrong Land Company, LLC and Martin D. Wilson, dated as of June 1, 2011.
10	.40**†	Amended Overriding Royalty Agreement by and among Western Land Company, LLC, Western Diamond, LLC, Ceralvo Holdings, LLC, Armstrong Mining, Inc., Armstrong Coal Company, Inc., Armstrong Land Company, LLC and Kenneth E. Allen, dated as of December 3, 2008.
10	.41**†	Amended Overriding Royalty Agreement by and among Western Land Company, LLC, Western Diamond, LLC, Ceralvo Holdings, LLC, Armstrong Mining, Inc., Armstrong Coal Company, Inc., Armstrong Land Company, LLC and David R. Cobb, dated as of December 3, 2008.
10	.42*	Administrative Services Agreement by and between Armstrong Energy, Inc., Armstrong Resource Partners, L.P. and Elk Creek GP, LLC, effective as of January 1, 2011.
10	.43*	Promissory Note of Armstrong Land Company, LLC in favor of Elk Creek, L.P. in the principal amount of $11.0 million, dated November 30, 2009.
10	.44*	Promissory Note of Armstrong Land Company, LLC in favor of Elk Creek, L.P. in the principal amount of $9.5 million, dated March 31, 2010.
10	.45*	Promissory Note of Armstrong Land Company, LLC in favor of Elk Creek, L.P. in the principal amount of $12.6 million, dated May 31, 2010.
10	.46*	Promissory Note of Armstrong Land Company, LLC in favor of Elk Creek, L.P. in the principal amount of $11.0 million, dated November 30, 2010.
10	.47*	Credit and Collateral Support Fee, Indemnification and Right of First Refusal Agreement by and between Armstrong Land Company, LLC, Armstrong Resource Holdings, LLC, Western Diamond, LLC, Western Land Company, LLC, Armstrong Coal Company, Inc., Elk Creek, L.P., Elk Creek Operating, L.P., Ceralvo Holdings, LLC and Western Mineral Development, LLC, effective as of February 9, 2011.
10	.48*	Lease and Sublease Agreement between Armstrong Coal Company, Inc. and Ceralvo Holdings, LLC, dated February 9, 2011.
10	.49*	Royalty Deferment and Option Agreement by and between Armstrong Coal Company, Inc., Western Diamond, LLC, Western Land Company, LLC and Western Mineral Development, LLC, effective February 9, 2011.
10	.50*	Lease Agreement by and between Armstrong Coal Company, Inc. and David and Rebecca Cobb, dated August 1, 2009.
10	.51*	Purchase Agreement between Western Land Company, LLC and Pond Creek Partners, LLC, effective January 5, 2011.
10	.52*	Option Amendment, Option Exercise and Membership Interest Purchase Agreement by and between Armstrong Land Company, LLC, Armstrong Resource Holdings, LLC, Western Diamond, LLC, Western Land Company, LLC, Western Mineral Development, LLC, and Elk Creek, L.P., dated as of February 9, 2011.
10	.53*	Coal Mining Lease and Sublease by and between Ceralvo Holdings, LLC and Armstrong Coal Company, Inc., dated as of February 9, 2011.
10	.54*	Contract to Sell Real Estate by and between Western Diamond LLC, Western Land Company, LLC and Western Mineral Development, LLC, dated as of October 11, 2011.
16	.1**	Letter from Grant Thornton LLP to Securities and Exchange Commission.
16.2		Letter from KPMG LLP to Securities and Exchange Commission.
21	.1**	List of Subsidiaries.
23	.1**	Consent of Armstrong Teasdale LLP (included in Exhibit 5.1).
23	.2**	Consent of Ernst & Young LLP.
23	.3**	Consent of Grant Thornton LLP.
23	.4**	Consent of Weir International, Inc.

Exhibit
Number		Description

24	.1**	Power of Attorney (included on signature page).
99	.1*	Audit Committee Charter.
99	.2*	Compensation Committee Charter.
99	.3*	Nominating and Corporate Governance Committee Charter.

*	To be filed by amendment.

**	Previously filed.

†	Indicates a management contract or compensatory plan or arrangement.